UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2007

WITS BASIN PRECIOUS MINERALS INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota (State or Other Jurisdiction of Incorporation)	1-12401 (Commission File Number)	84-1236619 (IRS Employer Identification No.)

80 South 8th Street, Suite 900 Minneapolis, Minnesota (Address of Principal Executive Offices)	55402-8773 (Zip Code)

612.349.5277
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 19, 2007, Wits Basin Precious Minerals Inc. (the “Company”) entered into an employment agreement with William Green reflecting the terms of Mr. Green’s employment with the Company as President of Asia Operations. The term of the agreement is for a period of three years, and is terminable by either party with one year written notice. Under the agreement, Mr. Green is entitled to a base salary of $10,000 per month and standard benefits provided by the Company to its management team. Additionally, the Company has agreed to pay Mr. Green an advance of $10,000 and reimburse him for certain expenses in excess of such amount relating to his relocation to Hong Kong. The Company further issued Mr. Green a ten-year option to purchase 2,500,000 shares of the Company’s common stock at an exercise price of $0.43 per share, the fair market value of the Company’s common stock on the date of grant. The option shall vest in three installments as follows: (i) with respect to 1,000,000 shares at such time Mr. Green relocates to Hong Kong and establishes a home office for the Company in Hong Kong; (ii) with respect to an additional 500,000 shares on (A) the earlier of the first anniversary of the effective date or (B) the achievement of a milestone, as determined by the Board of Directors or (C) the termination of Executive's employment with the company; and (iii) with respect to the remaining 1,000,000 shares on the earlier of (A) the time the Company achieves certain performance criteria to be established by the Company’s board of directors or (B) the third anniversary of the option grant. The Company entered into a stock option agreement with Mr. Green dated February 19, 2007 memorializing the terms of the option grant and providing other standard option terms. The employment agreement further provides standard confidentiality and one-year non-competition and non-solicitation provisions. Mr. Green is a sibling of Andrew Green, a significant shareholder and creditor of the Company.

The foregoing is qualified in its entirety by reference to the employment agreement and the stock option agreement, which are being filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K; and such exhibits are incorporated herein by reference

On February 23, 2007, in consideration of a $700,000 loan to the Company from Andrew Green, a significant shareholder of the Company, the Company issued a promissory note in the principal amount of $700,000 to Mr. Andrew Green. The promissory note has a maturity date of March 31, 2007, and bears interest at a rate of 6% per annum. Under the terms of the note, in the event the aggregate principal and interest due under the note is not paid on or before March 31, 2007, either the Company or Mr. Andrew Green may convert the remaining obligation under the note into the payment by Mr. Andrew Green of an exercise price relating to all or any portion of (i) outstanding warrants held by Mr. Andrew Green to purchase up to 3,550,000 shares of the Company’s common stock (the “Warrants”), and (ii) an outstanding right held by Mr. Andrew Green to purchase up to 3,000,000 shares of the Company’s common stock at a price per share of $0.20 (the “Right”). Under the terms of the note, and as additional consideration for the loan, the Company reduced the exercise price of the Warrants from $0.12 to $.09125 and extended the expiration date of the Right from March 31, 2007 to December 31, 2007.

The foregoing is qualified in its entirety by reference to the promissory note issued to Mr. Andrew Green, which is being filed as Exhibit 10.3 to this Current Report on Form 8-K; and such exhibit is incorporated herein by reference

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description of Document
10.1	Employment Agreement between the Company and William Green dated February 19, 2007
10.2	Stock Option Agreement between the Company and William Green dated February 19, 2007
10.3	Promissory Note dated February 23, 2007 issued in favor of Andrew Green.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wits Basin Precious Minerals Inc.

Date: February 23, 2007	By:	/s/ Mark D. Dacko
Mark D. Dacko Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description of Document
10.1	Employment Agreement between the Company and William Green dated February 19, 2007
10.2	Stock Option Agreement between the Company and William Green dated February 19, 2007
10.3	Promissory Note dated February 23, 2007 issued in favor of Andrew Green.